Exhibit 99.1

DC INDUSTRIAL LIQUIDATING TRUST

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated financial statements have been prepared to provide pro forma information with regard to the disposition of the remaining properties held by DC Industrial Liquidating Trust (the “Trust”), as described below, as if the transaction had occurred on December 31, 2016. The unaudited pro forma consolidated financial statements (including the notes thereto) should be read in conjunction with the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (the “SEC”) on January 31, 2017.

On December 6, 2017, the Trust sold a portfolio of 10 properties for an aggregate purchase price of $190,500,000, before giving effect to customary real estate prorations. The properties sold constitute all of the real property owned by the Trust. As a result of this transaction, the Trust will distribute the net proceeds to the unitholders on or around December 20, 2017. This will represent the final disbursement of the unitholders’ interest in the Trust.

The following pro forma consolidated financial statements are unaudited and are subject to a number of estimates, assumptions and other uncertainties, and may not be indicative of the results that actually would have occurred if the transaction had been in effect on the dates indicated.

DC INDUSTRIAL LIQUIDATING TRUST

PRO FORMA CONSOLIDATED STATEMENT OF NET ASSETS IN LIQUIDATION

As of December 31, 2016

(Unaudited)

	Company	Pro Forma	Company
(in thousands)	Historical (A)	Adjustments (B)	Pro Forma
ASSETS
Real estate held for sale	$246,390	$(246,390)	$—
Cash	5,220	147,732	152,952
Restricted cash	8,598	(8,598)	—
Other assets	246	423	669
Total assets	$260,454	$(106,833)	$153,621

LIABILITIES
Accounts payable and accrued expenses	$2,179	$(13)	$2,166
Accrued liquidation costs	30,576	3,434	34,010
Accrued capital	10,602	(10,602)	—
Debt	96,090	(96,090)	—
Security deposits and prepaid rent	976	(976)	—
Related party payables	4	(4)	—
Total liabilities	140,427	(104,251)	36,176
Net assets in liquidation	$120,027	$(2,582)	$117,445	(C)

See accompanying Notes to Pro Forma Consolidated Financial Statements.

DC INDUSTRIAL LIQUIDATING TRUST

PRO FORMA CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS IN LIQUIDATION

For the Year Ended December 31, 2016

(Unaudited)

	Company	Pro Forma	Company
(in thousands)	Historical (A)	Adjustments (B)	Pro Forma
Net assets in liquidation, at beginning of period	$124,681		$124,681
Change in assets and liabilities:
Restricted cash	(1,702)	(8,598)	(10,300)
Other assets	215	423	638
Fair value of real estate	33,047	(246,390)	(213,343)
Accrued capital	(10,165)	10,602	437
Security deposits and prepaid rent	(894)	976	82
Related party payables	9	4	13
Other accounts payable and accrued expenses	2,027	13	2,040
Accrued liquidation costs	227	(3,434)	(3,207)
Debt	(24,709)	96,090	71,381
Net change in assets and liabilities	(1,945)	(150,314)	(152,259)
Change in cash	(2,709)	147,732	145,023
Change in net assets in liquidation	(4,654)	(2,582)	(7,236)
Net assets in liquidation, at end of period	$120,027		$117,445	(C)

See accompanying Notes to Pro Forma Consolidated Financial Statements.

DC INDUSTRIAL LIQUIDATING TRUST

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The unaudited pro forma consolidated financial statements have been adjusted as discussed in the notes below.

(A)                Reflects the Trust’s historical consolidated financial statements as of December 31, 2016. Refer to the Trust’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on January 31, 2017.

(B)                Adjustments reflect the sale of the Trust’s remaining properties on December 6, 2017. The pro forma cash amount increased to reflect the net proceeds received upon the sale, as well as the previously restricted cash balance that is now unrestricted. Cash flows from property operations since January 1, 2017 are reflected in the pro forma cash amount. The liability for estimated liquidation costs consists of the accrued liquidation costs, which were adjusted for the sale. The pro forma amounts for other assets, accounts payable and accrued expenses, and accrued liquidation costs are expected to be settled at or around the time of the final distribution to unitholders.

(C)                Reflects the aggregate amount that the Trust plans to distribute to unitholders on or around December 20, 2017. This amount is equal to approximately $0.55 net per unit of beneficial interest.